     Exhibit 4.33

SECURITY AGREEMENT

     THIS SECURITY AGREEMENT (this “Agreement”) is made and entered into as of September , 2001, by e.Digital Corporation, a Delaware corporation and e.Digital Corporation, a California corporation (collectively, “Debtor”) in favor of the individuals and entities listed on Schedule A attached hereto (collectively, the “Secured Party”).

     1. Security Interest. For a valuable consideration, the receipt and adequacy of which is hereby acknowledged, and to secure the payment and performance of the obligations hereinafter described, Debtor hereby conveys, transfers and assigns to Secured Party, and grants to Secured Party a security interest in, those assets of Debtor described in Exhibit “A” attached hereto (the “Collateral”). Debtor further agrees to execute such financing statements and to take whatever other actions are requested by Secured Party to perfect and continue Secured Party’s security interest in the Collateral. Upon request of Secured party, Debtor will deliver to Secured Party any and all of the documents evidencing or constituting the Collateral and Debtor will note Secured Party’s interest upon any and all chattel paper if not delivered to Secured Party for possession by Secured Party.

     2. Obligations Secured. This Agreement and the security interest created hereby are given for the purpose of securing: (a) payment of the indebtedness evidenced by one or more 12% Secured Promissory Notes, of even date herewith, in the aggregate principal amount of One Million Dollars ($1,000,000) payable by Debtor in favor of Secured Party (collectively, the “Note”); (b) the performance of each agreement of Debtor contained herein and in that certain 12% Secured Promissory Note and Warrant Purchase Agreement, of even date herewith, between Debtor and Secured Party (the “Purchase Agreement”); and (c) the performance of each agreement of Debtor contained in any and all amendments, modifications, renewals and/or extensions of any of the foregoing, including, without limitation, amendments, modifications, renewals and/or extensions which are evidenced by new or additional instruments, documents or agreements.

     3. Representations and Warranties. Debtor represents, warrants and agrees that, except for liens currently held by _______________ or as otherwise stated herein or in the Purchase Agreement: (a) Debtor now has and will continue to have title to the Collateral, free and clear of any liens, security interests, encumbrances, defenses or other claims except as set forth herein; (b) no financing statement covering the Collateral, or any part thereof, is on file in any public office, except in favor of Secured Party; (c) Debtor will execute all documents and take all such other actions(s) as Secured Party directs to create and perfect a security interest in the Collateral including, without limitation, delivery to Secured Party of ownership documents for the Collateral which evidence Secured Party’s lien against the Collateral; (d) Debtor will, at its sole cost and expense, defend any claims that may be made against the Collateral; (e) Debtor will not, without Secured Party’s prior written consent, transfer, sell, lease, encumber, conceal or otherwise dispose of the Collateral or any interest therein, other than sales of inventory for adequate consideration in the ordinary course of business; (f) the Collateral will not be used in violation of any applicable laws, rules or regulations; and (g) Debtor will pay and discharge all taxes and liens on the Collateral prior to delinquency.

     4. Secured Party’s Right to Cure. If Debtor shall fail to perform any obligation hereunder, Secured Party may, but shall not be obligated to, perform the same, and the cost thereof shall be payable by Debtor to Secured Party immediately upon demand, shall bear interest at the rate set forth in the Note, and shall be secured by this Agreement.

     5. Remedies. Upon the occurrence of an event of default under the Note, the Purchase Agreement or hereunder, all obligations secured hereby shall, at Secured Party’s option, immediately become due and payable without notice or demand, and Secured Party shall have in any jurisdiction where enforcement hereof is sought, in addition to all other rights and remedies which Secured Party may have under law, all rights and remedies of a secured party under the California Uniform Commercial Code and, in addition, the following rights and remedies all of which may be exercised with or without further notice to Debtor:

(a) to settle, compromise or release on terms acceptable to Secured Party, in whole or in part, any amounts owing on the Collateral;

(b) to enforce payment and prosecute any action or proceeding with respect to any and all of the Collateral;

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(c) to extend the time of payment, make allowances and adjustments and issue credits in Secured Party’s name or in the name of Debtor;

(d) to enforce the liens and security interests created under this Agreement or under any other agreement relating to the Collateral by any available judicial procedure or without judicial process; or

(e) to sell, assign, lease, or otherwise dispose of the Collateral and any part thereof, either at a public or private sale, in lots or in bulk, for cash, on credit or otherwise, with or without representations or warranties, and upon such terms as shall be acceptable to Secured Party, all in Secured Party’s sole discretion. The net cash proceeds resulting from the collection, liquidation, sale, lease or other disposition of the Collateral shall be applied first, to the expenses (including all attorneys’ fees) of retaking, holding, storing, processing and preparing for sale, selling, collections, liquidation and the like, and then to the satisfaction of all obligations and indebtedness secured hereby. Application to particular obligations and indebtedness or against principal or interest shall be made in Secured Party’s absolute discretion. Debtor agrees to pay all costs and expenses incurred by Secured Party in the enforcement of this Agreement, including, without limitation, reasonable attorneys’ fees, whether or not suit is filed hereon.

     6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     7. Cumulative Remedies. All of the Secured Party’s rights and remedies hereunder are cumulative and not exclusive, and are in addition to all rights and remedies provided by law or under any other agreement between Debtor or Secured Party, or otherwise.

     8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between residents of such state entered into and to be performed entirely within such state.

     9. Termination. This Agreement shall terminate upon the payment of all monies due under the Note or the conversion of the Note pursuant to the terms of the Purchase Agreement and the satisfaction of the other obligations secured hereby. Upon termination, Secured Party shall deliver the Note to Debtor together with a duly executed UCC-2 Termination Statement to be filed with the California Secretary of State and any transfer of ownership documents necessary to confirm Debtor’s title in the Collateral.

     10. Arbitration. Any controversy or claim relating to this Agreement shall be resolved before a panel of three arbitrators selected pursuant to and run in accordance with the rules then prevailing of the American Arbitration Association. Any such arbitration shall be held in San Diego, California. The prevailing party in the arbitration shall be entitled to an award of all expenses and reasonable attorneys’ fees incurred in bringing or defending the arbitration.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Security Agreement as of the date first above written.

“DEBTOR”

E.DIGITAL CORPORATION, a Delaware corporation By: ——————————— Alfred H. Falk President and CEO	E.DIGITAL CORPORATION, a California corporation By: ——————————— Alfred H. Falk President and CEO

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SCHEDULE A(1)

SECURED PARTY’S SIGNATURE PAGE

“SECURED PARTY” ———————————————— (Name of Entity, if applicable) By: ————————————— Name: ————————————— Title: ————————————— Amount of Indebtedness Secured: $ ————————